70 Maxess Road ▪ Melville, NY  11747
631-396-5000 ▪ Fax: 631-396-3016

FOR IMMEDIATE RELEASE

NU HORIZONS ELECTRONICS CORP. NAMES
NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER
Current CEO to remain as Executive Chairman
Current President to remain as Senior Executive VP and Chief Operating Officer

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MELVILLE, NY – May 11, 2009 – Nu Horizons Electronics Corp. (NASDAQ:NUHC), a leading global distributor of advanced technology semiconductor, display, illumination, power and system solutions, today announced that James Estill has been appointed as the company’s president and chief executive officer effective June 1, 2009.  As of that date, Arthur Nadata, currently the company’s chairman and chief executive officer, will serve as the company’s executive chairman and Richard Schuster, currently the company’s president and chief operating officer, will serve as senior executive vice president and remain as chief operating officer.

According to Arthur Nadata, “After a long search for a chief executive officer who would compliment our existing management team,  we are pleased that Jim Estill has agreed to join Nu Horizons as its president and CEO.  We believe that Jim’s prior experience as president and CEO of SYNNEX Canada, a company with over $1 billion in annual sales, together with his experience as a founder of EMJ Data Systems Limited, which he grew to over CDN$300 million in revenue before its sale to SYNNEX, will enable Nu Horizons to improve significantly its position as a leading demand creation distributor in the electronics distribution marketplace. In addition, Jim also serves on the Board of Directors of Research in Motion Limited, a position he has held since 1997.”

“Both Richard Schuster and I will continue to be involved in, and remain committed to, Nu Horizons, a company which we founded in 1982 and have grown to almost $750 million in sales.  Nevertheless, recognizing that a fresh perspective would be invaluable in this challenging economic environment, as well as assist the company’s board of directors in its succession planning, we started a search for someone who ideally would have both an entrepreneurial background and the ability to manage a large organization. We are delighted that Jim satisfies both criteria. We believe that by adding Jim to our existing management team, Nu Horizons will be able to continue to build on its competitive position in the global marketplace and come through these difficult economic times as a stronger company.”

In connection with Mr. Estill’s employment as president and chief executive officer, he will be granted 360,000 inducement stock options. The stock options will have an exercise price equal to the greater of $2.00 per share or the closing stock price on the trading day preceding the effective date of his employment; a term of 10 years from the date of grant; and will vest in three traunches of 120,000 shares depending on the duration of Mr. Estill’s employment and the achievement of a targeted stock price. However, all of the stock options will automatically become fully exercisable in the event of a sale or change of control of the Company and will become fully-vested on the ninth anniversary of the date of grant provided that Mr. Estill is still employed by the Company on such date.

Nu Horizons Electronics Corp. Reports Changes in Executive Officers	Page 2

About Nu Horizons Electronics Corp.
Nu Horizons Electronics Corp. is a leading global distributor of advanced technology semiconductor, display, illumination, power and system solutions to a wide variety of commercial original equipment manufacturers (OEMs) and Electronic Manufacturing Services providers (EMS). With sales facilities in 54 locations across North America, Europe and Asia and regional logistics centers throughout the globe, Nu Horizons partners with a limited number of best-in-class suppliers to provide in-depth product development, custom logistics and life-cycle support to its customers. Information on Nu Horizons and its services is available at http://www.nuhorizons.com.

Cautionary Statement Regarding Forward-Looking Statements
Except for historical information contained herein, the matters set forth in this news release are forward looking statements.  When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Nu Horizons or its management, identify forward-looking statements.  Such forward-looking statements are based on the current beliefs of Nu Horizons’ management, as well as assumptions made by and information currently available to its management.  Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as the level of business and consumer spending for electronic products, the amount of sales of the company’s products, the competitive environment within the electronics industry, the ability of the company to continue to expand its operations, the  level of costs incurred in connection with the company’s expansion efforts, the financial strength of the company’s customers and suppliers, the current economic and credit crisis and risks and costs related to the pending Vitesse-related SEC internal investigation.  Investors are also directed to consider other risks, costs and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.  Such statements reflect our current view with respect to the future and are subject to these and other risks, uncertainties and assumptions relating to Nu Horizons’ financial condition, results of operations, growth strategy and liquidity.  The company does not undertake any obligation to update its forward-looking statements.

Company Contacts:
Kurt Freudenberg
Executive Vice President & Chief Financial Officer
Nu Horizons Electronics Corp.
kurt.freudenberg@nuhorizons.com
631-396-5000